ORIX

Amendment to Loan Documents

Borrower: eFashion Solutions, LLC,
a New Jersey limited liability company

Address: 80 Enterprise Avenue South
Secaucus, New Jersey 07094

Date: June 14, 2011

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between ORIX Venture Finance LLC, a Delaware limited liability company ("ORIX") and the borrower named above ("Borrower").

Borrower has informed ORIX that it is in the process of seeking a purchaser for Borrower and is collaborating with its investors and other parties in such endeavor (such transaction being referred to herein as the "Borrower Sale Transaction"). In connection the proposed Borrower Sale Transaction, Borrower has requested that ORIX make certain accommodations in its Loan Agreement documentation to facilitate such Borrower Sale Transaction, and ORIX is agreeable to such requests, subject to the terms and conditions set forth herein.

Accordingly, the Parties hereto agree to amend the Loan and Security Agreement between them, dated April 18, 2008 (as amended from time to time, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. New Subordinated Debt.

Reference is made to that certain Amended and Restated Debt Subordination Agreement dated April 4, 2011 by ABS Capital Partners V, L.P., ABS Capital Partners V-A, L.P., ABS EFS Holdings, Inc. (referred to herein as the "Subordinating Creditors") in favor of ORIX (such amended and restated subordination agreement being referred to as the "April 2011 Subordination Agreement").

Concurrently herewith, and as a condition precedent to the effectiveness hereof, the Subordinating Creditors shall commit to extend new subordinated loans to Borrower (the "ABS Bridge Sub Debt") in the minimum aggregate amount of $2,000,000 pursuant to, and subject to the conditions set forth in, that certain letter agreement dated as of the date hereof among the Borrower, ORIX and the Subordinating Creditors in the form attached hereto as Exhibit A (in such form being the "ABS Letter Agreement"). The ABS Bridge Sub Debt shall be Junior Debt

(as such term is defined in the April 2011 Subordination Agreement) for all purposes under the April 2011 Subordination Agreement. Borrower shall provide evidence and documentation of the foregoing to ORIX in form acceptable to ORIX together with a confirmation from the Subordinating Creditors that the ABS Bridge Sub Debt constitutes Junior Debt under the April 2011 Subordination Agreement. Further, and notwithstanding any provision to the contrary in the Loan Agreement, ORIX hereby consents to Borrower's incurring of the ABS Bridge Sub Debt, subject to the classification thereof as Junior Debt and otherwise subject to the terms and conditions hereof. Further, any failure of ABS Bridge Sub Debt to be extended by any of the stated dates therefor as set forth in the ABS Letter Agreement, without regard to whether a condition to the making thereof has been satisfied or not under the terms of the ABS Letter Agreement, shall constitute an Event of Default under the Loan Agreement.

2. **Revised Section 4.10.** Section 4.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

> "**4.10 Board Observation Rights.** Borrower shall notify ORIX at least two weeks in advance of the time and place of any regularly scheduled meeting, or as soon as reasonably possible of any unscheduled meeting, of the Board of Directors of Borrower (including without limitation telephone, conference call and video meetings), and ORIX shall have the right to have a representative attend all meetings of the Board of Directors of Borrower (including without limitation telephone, conference call and video meetings), in each case as an observer and with no rights to vote at such meeting. Borrower shall give ORIX copies of all notices, minutes, consents and other materials the Borrower provides to its directors in connection with said meetings. Any information provided to ORIX shall be subject to the confidentiality agreement in Section 9.3 of this Agreement. Notwithstanding the foregoing, the Borrower reserves the right to exclude any observer from a meeting or from receiving any information if the observer's presence at such meeting or receipt of such information would jeopardize any attorney-client privilege of the Borrower."

3. **Modification of Amortization.** Section 1 of the Schedule to the Loan Agreement is amended in its entirety to read as follows:

"**1. LOAN AMOUNT** (Section 1.1):

The Loans shall consist of two Term Loans (collectively, the "Term Loans") consisting of Term Loan A and Term Loan B, as follows. ("Loans" as used in this Agreement means, collectively, Term Loan A and Term Loan B.)

(a) Term Loan A. The principal balance of Term Loan A as of the date of the Amendment to Loan Documents dated as of June 14, 2011 between ORIX and Borrower (the "June 2011 Amendment") is $2,117,777.79. Term Loan A shall be paid as follows:

(1) Principal Payments. The principal of Term Loan A shall be repaid as follows: (A) $1,466,153.82 on or before December 31, 2011 (the period from the date of the June 2011 Amendment to and including the

payment of the amount under this clause (A) is referred to as the "Deferral Period"); *plus* (B) in addition to the foregoing required payment, equal monthly installment payments of principal in the amount of $162,905.98 commencing on January 18, 2012 and continuing on the 18th day of each month thereafter until April 18, 2012, on which date the entire unpaid principal balance of Term Loan A, all accrued and unpaid interest thereon and all other Obligations shall be due and payable.

(2) Interest Payments. Accrued interest on the outstanding principal amount of Term Loan A shall be paid monthly as provided in Section 1.3 of this Loan Agreement.

(b) Term Loan B. The principal balance of the Term Loan B as of the date of the June 2011 Amendment is $2,181,747.00. No further Term Loan B disbursements shall be made.

(1) Principal Payments. The entire unpaid principal balance of Term Loan B shall be due and payable on April 18, 2012.

(2) Interest Payments. Accrued interest on the outstanding principal amount of Term Loan B shall be paid monthly as provided in Section 1.3 of this Loan Agreement."

4. Additional Requirements. In addition to all reporting and other requirements under the Loan Agreement, including, without limitation, under Section 5 of the Schedule to the Loan Agreement, Borrower shall provide the following information and reports to ORIX, at Borrower's expense:

(a) A rolling cash flow forecast of Borrower delivered on Monday of each week as to the then immediately following thirteen week period, which forecast report shall be in form reasonably acceptable to ORIX;

(b) Complete copies of all letters of intent and all other written indications of interest as to a Borrower Sale Transaction as received by Borrower or any agent of Borrower from time to time, and which are to be delivered to ORIX via email promptly following their receipt by Borrower; and

(c) If, by September 30, 2011, Borrower has not received and accepted in writing a signed letter of intent for a Borrower Sale Transaction, Borrower shall provide a written plan no later than October 15, 2011 that demonstrates Borrower's ability to meet its payment Obligations under the Loan Agreement, including, without limitation, the payment of the amount of Term Loan A due and payable on December 31, 2011, provided that it is understood that such plan is

being provided to ORIX for informational purposes only and ORIX's failure to approve such plan shall not constitute an Event of Default.

In addition to the foregoing, Borrower hereby agrees that it shall arrange for Jordan Edminston Group, Inc. to engage in scheduled telephone conference calls between ORIX and Jordan Edminston Group, Inc. every two weeks commencing prior to June 30, 2011, and which call shall cover such topics relating to proposed Borrower Sale Transaction as ORIX reasonably determines are appropriate.

5. **Modified Financial Covenants.** The portion of Section 6 of the Schedule to the Loan Agreement that presently reads as follows:

"Minimum EBITDA: Borrower shall maintain EBITDA of not less than the following amounts during the following periods:

Period	EBITDA
For the 12 months ending March 31, 2011	($3,050,000)
For the 12 months ending June 30, 2011	($3,300,000)
For the 12 months ending September 30, 2011	($3,550,000)
For the 12 months ending December 31, 2011	($250,000)

For all periods after December 31, 2011 through the Maturity Date, covenants as to EBITDA will be set in a written agreement by ORIX and Borrower, at mutually agreeable levels, based on Board-approved projections, but in no event shall such level in any period represent less than a 15% improvement over the immediately preceding period. For example, the minimum EBITDA for the twelve months ended March 31, 2012 shall be set at mutually agreeable levels based on Board-approved projections, but shall not be less than ($212,500) (15% improvement over the minimum EBITDA for the twelve months ended December 31, 2011 of ($250,000).

Minimum Cap Ex: Borrower's capital expenditures ("Cap Ex") shall not exceed the following amounts during the following periods:

Period	Cap Ex
For the 12 months ending March 31, 2011	$1,400,000
For the 12 months ending June 30, 2011	$2,100,000
For the 12 months ending September 30, 2011	$2,800,000
For the 12 months ending December 31, 2011	$3,500,000

Minimum Cash. Borrower shall, at all times, maintain unrestricted cash in demand Deposit Accounts in Borrower's sole name in the United States in a total amount not less than $1,000,000."

is hereby amended to read as follows:

"Minimum EBITDA: Borrower shall maintain EBITDA of not less than the following amounts during the following periods:

Period	EBITDA
For the 12 months ending June 30, 2011	($3,600,000)
For the 12 months ending September 30, 2011	($3,800,000)
For the 12 months ending December 31, 2011	($1,200,000)
For the 12 months ending March 31, 2012	$-0-

For all periods after March 31, 2012 through the Maturity Date, covenants as to EBITDA will be set in a written agreement by ORIX and Borrower, at mutually agreeable levels, based on the 2012 Board-approved projections.

Minimum Cap Ex: Borrower's capital expenditures ("Cap Ex") shall not exceed the following amounts during the following periods:

Period	Cap Ex
For the 12 months ending June 30, 2011	$1,700,000
For the 12 months ending September 30, 2011	$2,100,000
For the 12 months ending December 31, 2011	$2,300,000
For the 12 months ending March 31, 2012	$2,500,000

Minimum Cash. Borrower shall, at all times, maintain unrestricted cash in demand Deposit Accounts in Borrower's sole name in the United States in a total amount not less than $500,000."

6. **Fee.** In consideration for ORIX entering into this Amendment, a fee of $20,000 shall be deemed fully earned by ORIX as of the date hereof and payable on (A) April 18, 2012 or (B) the date of the closing of a Borrower Sale Transaction, whichever is earlier to occur. Such fee is non-refundable and in addition to all interest and other fees payable to ORIX under the Loan Documents. The obligation of Borrower to pay the foregoing fee is an Obligation under the Loan Agreement.

7. **Representations True.** Borrower represents and warrants to ORIX that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

8. General Release. In consideration for ORIX entering into this Amendment, Borrower hereby irrevocably releases and forever discharges ORIX, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the "Releasees"), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, which Borrower now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment (collectively, the "Released Claims"). Borrower hereby irrevocably waives the benefits of any and all statutes and rules of law to the extent the same provide in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release. Borrower represents and warrants that it has not assigned to any other Person any Released Claim, and agrees to indemnify ORIX against any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs, including but not limited to reasonable attorneys' fees of counsel of ORIX's choice and costs, which ORIX may sustain or incur as a result of a breach or purported breach of the foregoing representation and warranty. It is the express intent of Borrower that the foregoing release be construed as broadly as possible in favor of Releasees, so as to foreclose forever the assertion by Borrower of any claims released hereby against the Releasees. Borrower understands that the provisions of this Section are a material consideration in the agreement of ORIX to enter into this Amendment. Borrower has executed this Amendment and the foregoing without any duress, coercion, or undue influence exerted by or on behalf of any person. Borrower agrees not to sue any Releasee or in any way assist any other person or entity in suing any Releasee with respect to any Released Claim. This Amendment may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein

9. General Provisions. Borrower represents and warrants to ORIX that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct. This Amendment and the Loan Agreement and all acts, transactions disputes and controversies arising hereunder or thereunder or relating hereto or thereto, and all rights and obligations of ORIX and Borrower shall be governed by, and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles, provided that ORIX shall retain all rights arising under federal law. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York State Court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or any act, transaction, dispute or controversy arising hereunder or thereunder or relating hereto or thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein or in the Loan Agreement shall limit the right of ORIX to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against ORIX or any affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in New York, New York. This Amendment, the Loan Agreement, and the other written documents and agreements between ORIX and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. To the extent any provisions of this Amendment directly conflict with any

provisions of the Loan Agreement, the provisions of this Amendment shall control. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between ORIX and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

[Signatures on Next Page]

Borrower:

EFASHION SOLUTIONS, LLC

By [signature]
President or Vice President
Justin Schaldone

ORIX:

ORIX VENTURE FINANCE LLC

By____________________
Title:

[Signature Page—Amendment to Loan Documents dated June 14, 2011]

Borrower:

EFASHION SOLUTIONS, LLC

By_____________________________
President or Vice President

ORIX:

ORIX VENTURE FINANCE LLC

By_____________________________
Title: Manager

[Signature Page—Amendment to Loan Documents dated June 14, 2011]